Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 18, 2025, with respect to the consolidated financial statements of MiNK Therapeutics, Inc., incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus and prospectus supplement.

/s/ KPMG LLP

Boston, Massachusetts

December 10, 2025